AGREEMENT

     This AGREEMENT, dated as of March 17, 2008 (the "Agreement"), is made by and among ExpressJet Holdings, Inc., a Delaware corporation (the "Company"), and Hayman Investments, L.L.C. ("Hayman Investments"), Hayman Advisors, L.P. ("Hayman Advisors"), Hayman Capital Master Fund, L.P. ("Hayman Master Fund"), and J. Kyle Bass ("Bass") (each of Hayman Investments, Hayman Advisors, Hayman Master Fund, and Bass a "Hayman Party" and collectively, the "Hayman Parties").

     WHEREAS, the Hayman Parties are the beneficial owners of, in the aggregate, 3,732,085 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") and Bass is the owner of record of an additional 100 shares of Common Stock;

     WHEREAS, on February 25, 2008, the Hayman Parties delivered to the Company a "Notice of Nominations of Persons for Election to the Board of Directors of ExpressJet Holdings, Inc." (the "Nomination Letter"); and

     WHEREAS, the Company and the Board of Directors of the Company (the "Board"), on the one hand, and the Hayman Parties, on the other hand, wish to enter into certain agreements relating to the future composition of the Board and the resolution of a potential proxy contest for the election of directors at the Company's 2008 Annual Meeting of Stockholders (the "2008 Annual Meeting").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                               I. REPRESENTATIONS

     1.1 Authority; Binding Agreement. Each of the Hayman Parties, severally and not jointly, represents and warrants to the Company, and the Company represents and warrants to each of the Hayman Parties, that:

          (a) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby,

          (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby,

          (c) the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with their respective terms, and

          (d) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

     1.2 Defined Terms.

          For purposes of this Agreement:

          (a) "Affiliate" has the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b) The terms "beneficial owner" and "beneficially own" have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

                                 II. COVENANTS

     2.1 Directors and Consultant.

          (a) Hayman Nominee. The Company agrees that, as soon as practicable following the execution of this Agreement, the Board will take all necessary action in accordance with the Certificate of Incorporation of the Company (as amended, the "Certificate of Incorporation") and the Bylaws of the Company (as amended, the "Bylaws"), including calling and duly holding a special meeting of directors or by unanimous consent in lieu thereof, to (i) increase the size of the Board from eight (8) to nine (9) directors and (ii) appoint with immediate effect Andrew N. Jent (the "Hayman Nominee") as a director to fill such newly created Class II directorship, with a term expiring at the Company's 2009 Annual Meeting of Stockholders ("2009 Annual Meeting"). In addition, to the extent permitted by the New York Stock Exchange ("NYSE") listing standards and any other applicable law, the Hayman Nominee shall be appointed to the Audit Committee of the Board and any special committee established by the Board.

          (b) Additional Hayman Nominee. The Company agrees that if the Hayman Parties give written notice to the Company prior to September 1, 2008 that they wish such action to be taken, then at the Board's regularly scheduled September 2008 meeting (which shall not be unreasonably delayed or postponed) or by unanimous written consent in lieu thereof, the Board will take the necessary action (in accordance with the Certificate of Incorporation and the Bylaws) to
(i) increase the size of the Board from nine (9) to ten (10) directors and (ii) appoint with immediate effect William F. Loftus (the "Additional Hayman Nominee") as a director to fill the newly created Class III directorship, with a term expiring at the Company's 2010 Annual Meeting of Stockholders; provided that such appointment shall only be with the agreement of the Nominating and Corporate Governance Committee of the Board, not to be unreasonably withheld or delayed.

          (c) 2009 Annual Meeting Nomination. The Company agrees that the Board (and/or an appropriate committee thereof) will take all necessary action in accordance with the Certificate of Incorporation and the Bylaws, including calling and duly holding a special meeting of directors or by unanimous consent in lieu thereof, to nominate for election at the 2009 Annual Meeting the Hayman Nominee; provided that such nomination shall only be with the agreement of the Nominating and Corporate Governance Committee of the Board, not to be unreasonably withheld or delayed.

          (d) Status As Director. Each of the Hayman Nominee and the Additional Hayman Nominee, upon appointment to the Board, will serve as a member of the Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company; provided, however, that the Hayman Parties acknowledge and agree that certain flight benefits are provided to members of the Company's Board by Continental Airlines, Inc. and are outside the control of the Company. The Company agrees to use its commercially reasonable efforts to secure such benefits for the Hayman Nominee and Additional Hayman Nominee.

          (e) Replacement of Nominee. If either of the Hayman Nominee or the Additional Hayman Nominee is removed, resigns or is otherwise unable to serve as a director of the Company, either before or after his appointment pursuant to subsections (a) or (b) above, the Hayman Parties shall be entitled to nominate a new nominee, which nominee will be chosen with the agreement of the Nominating and Corporate Governance Committee of the Board, not to be unreasonably withheld or delayed (such nominee shall then also be considered a Hayman Nominee or Additional Hayman Nominee, as the case may be), and the Board shall promptly appoint such nominee to the Board (and, to the extent permitted by the NYSE listing standards and any other applicable law, any committees thereof on which his or her predecessor served) to fill the appropriate vacancy and to serve the remainder of the term of the nominee being replaced.

          (f) Engagement of Consultant. The Company agrees that, as soon as practicable following the execution of this Agreement, the Board will take all necessary action (including calling and duly holding a special meeting of directors or by unanimous consent in lieu thereof) to (i) engage the LoftusGroup LLC, of which the Additional Hayman Nominee is the principal, to provide consulting services to the Company, (ii) enter into a consulting agreement (including confidentiality provisions) with the LoftusGroup LLC on substantially the same terms as the form of agreement that has been discussed between the Company and the Hayman Parties, and (iii) authorize the Additional Hayman Nominee to receive prior notices of and attend all Board meetings as an observer.

     2.2 Hayman Actions.

          (a) Withdrawal of Nomination Letter. In reliance on the promises made in Section 2.1, the Hayman Parties hereby irrevocably withdraw the Nomination Letter, and the Hayman Parties will not present any persons as candidates for election as directors at the 2008 Annual Meeting or the 2009 Annual Meeting.

          (b) Nominations. In reliance on the promises made in Section 2.1, (i) the Hayman Parties shall not make, and shall cause each of its Affiliates not to make, any objection to the election of any of the candidates for the Board nominated by the Company at the 2008 Annual Meeting or the 2009 Meeting.

          (c) Voting of Hayman Party Shares. In reliance on the promises made in
Section 2.1, the Hayman Parties (i) at the 2008 Annual Meeting, will cause all shares of Common Stock beneficially owned by them and their respective Affiliates as to which they are entitled to vote to be voted (A) in favor of the election of each of the candidates nominated by the Board, (B) on all other proposals of the Board and any proposals by other stockholders of the Company not covered by clause (C) below, as the Hayman Parties determine is appropriate, and (C) in accordance with the recommendation of the Board on any proposals of any other stockholder of the Company who is also proposing one or more nominees for election as director in opposition to the nominees of the Board at the 2008 Annual Meeting and (ii) at the 2009 Annual Meeting, will cause all shares of Common Stock beneficially owned by them and their respective Affiliates as to which they are entitled to vote to be voted in favor of the election of each of the candidates nominated by the Board; provided that any such candidate (other than the Hayman Nominee) is serving as a member of the Board as of the date hereof; provided that the Additional Hayman Nominee, if requested by the Hayman Parties, has been appointed to the Board and the Hayman Nominee has been nominated by the Company for election at the 2009 Annual Meeting.

          (d) Hayman Party Actions. In connection with both the 2008 Annual Meeting and 2009 Annual Meeting (and with respect to the 2009 Annual Meeting, provided that the Additional Hayman Nominee, if requested by the Hayman Parties, has been appointed to the Board and the Hayman Nominee has been nominated by the Company for election at the 2009 Annual Meeting fifteen (15) days prior to the Company's deadline for the submission of a notice of nomination of nominees for election to the Board at the 2009 Annual Meeting by a stockholder of the Company), none of the Hayman Parties, nor any of their respective Affiliates, will

          (i) with respect to the Company or its Common Stock, make, engage or in any way participate in, directly or indirectly, any "solicitation" (as such term is used in the proxy rules of the SEC) of proxies or consents, whether or not relating to the election or removal of directors;

          (ii) seek to advise, encourage or influence any person with respect to the voting of any Common Stock (other than Affiliates),

          (iii) except as specifically and expressly set forth in this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Board,

          (iv) initiate, propose or otherwise "solicit" (as such term is used in the proxy rules of the SEC) stockholders of the Company for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage any other person to initiate any such stockholder proposal, regardless of its purpose or otherwise communicate with the Company's stockholders or others pursuant to Rule 14a-1(l)(2)(iv)(A) under the Exchange Act,

          (v) seek or propose to influence or control the management or policies of the Company; provided that the actions of the Hayman Nominee or the Additional Hayman Nominee as a member of the Board shall not be deemed to violate the foregoing, or

          (vi) publicly seek or request permission to do any of the foregoing, request to amend or waive any provision of this paragraph, or make or seek permission to make any public announcement with respect to any of the foregoing.

     2.3 Mutual Actions.

          (a) Form 8-K and Schedule 13D. The Company shall promptly file a Form 8-K reporting the entry into this Agreement and appending this Agreement and the Press Release (as hereinafter defined in Section 2.3(b)) as exhibits thereto. The Hayman Parties shall promptly file an amendment to the Schedule 13D regarding the Common Stock filed with the SEC (the "Schedule 13D"), reporting the entry into this Agreement, amending applicable items to conform to its obligations hereunder and appending this Agreement and the Press Release as exhibits thereto.

          (b) Press Release and Other Public Comment. Immediately following the execution and delivery of this Agreement, the Company and the Hayman Parties shall issue the joint press release attached hereto as Schedule A (the "Press Release"). None of the parties hereto shall (i) make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release or (ii) except as required by law, issue or cause the publication of any press release or other public announcement with respect to this Agreement, without the prior written consent of the parties hereto.

          (c) Mutual Non-Disparagement. At all times during the term of this Agreement, the Company and the Hayman Parties shall not, and the Company and the Hayman Parties shall cause each of its respective directors (in the Company's case other than the Hayman Nominee and the Additional Hayman Nominee) and officers not to, make any public statement, written or oral (i) reasonably likely to be harmful to the Company or the Hayman Parties, as the case may be, or its or their officers, directors or employees or to be injurious to the goodwill, reputation or business standing of the Company or the Hayman Parties, as the case may be, and its or their officers, directors or employees or (ii) that is disparaging or defamatory about the Company or any of the Hayman Parties, as the case may be, or their respective officers, directors or employees. For the avoidance of doubt, this Section 2.3(c) shall not preclude
(a) any party or its representatives from (i) any good faith response to any inquiries under oath or in response to inquiry by any governmental or regulatory authority, agency, commission, body, court or other governmental entity or (ii) any notification to any governmental or regulatory authority, agency, commission, body, court or other governmental entity reporting a violation of applicable law, regulations or standards governed by such governmental entity, if such notification is, upon advice of counsel, required by such person to be so made, and provided that such person uses reasonable efforts to keep such notification confidential or (b) any director, in the exercise of his or her fiduciary duties, from making statements during meetings of the Board or any committees thereof of which he or she is a member, or in conversations with other directors.

     2.4 Expenses.

          Within five (5) business days following receipt of reasonably satisfactory documentation thereof (which documentation shall not require a waiver of attorney-client privilege) the Company will reimburse the Hayman Parties for their actual out-of-pocket fees and expenses incurred through the date of this Agreement in connection with their activities related to the 2008 Annual Meeting, including the nomination and election of directors, the acquisition or solicitation of proxies, any acts or filings in connection therewith, and the negotiation and execution of this Agreement, provided such reimbursement shall not exceed $100,000 in the aggregate.

                             III. OTHER PROVISIONS

     3.1 Remedies.

          (a) Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

          (b) Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the Court of Chancery of the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such court), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in
Section 3.6 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Court of Chancery of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

     3.2 Termination and Survival.

Except as set forth in the following sentence, the provisions of this Agreement shall terminate upon, and this Agreement shall remain in full force and effect and shall be fully binding on the parties hereto in accordance with the provisions hereof until the date that is two (2) years following the initial appointment of the Hayman Nominee as a director of the Company (the "Termination Date"). The provisions of this Section 3.2 and Sections 3.3 and 3.4 shall survive the Termination Date.

     3.3 Covenant Not to Sue.

          Except as set forth in Section 3.1, the Hayman Parties and each of their Affiliates, on the one hand, and the Company, and each of its Affiliates, on the other hand, agrees not to sue or otherwise commence or continue in any manner, directly or indirectly, any suit, claim, action, right or cause of action relating to any acts or omissions in connection with the 2008 Annual Meeting, including, without limitation, the nomination or election of directors, the solicitation of proxies or any acts or filings in connection therewith; provided, however, that no party hereto shall be prohibited from enforcing its rights under and pursuant to this Agreement.

     3.4 Releases.

          (a) Except as set forth in Section 3.1, the Company, on behalf of itself, its directors, officers, employees, representatives and agents (collectively, the "Company Releasors"), does hereby, fully and forever, release and discharge the Hayman Parties and their respective partners, members, directors, officers, employees, attorneys, representatives and agents (collectively, the "Hayman Releasees") from any and all actions, claims, complaints, rights or causes of action, debts, demands or suits of any kind or nature whatsoever, statutory, equitable or legal, foreseen or unforeseen, known or unknown, matured or unmatured that the Company Releasors have, may have or might claim to have against the Hayman Releasees through the date hereof in connection with the 2008 Annual Meeting.

          (b) Except as set forth in Section 3.1, each of the Hayman Parties, on behalf of itself, its directors, officers, employees, representatives and agents (collectively, the "Hayman Releasors"), does hereby, fully and forever, release and discharge the Company, its directors, officers, employees, attorneys, representatives and agents (collectively, the "Company Releasees") from any and all actions, claims, complaints, rights or causes of action, debts, demands or suits of any kind or nature whatsoever, statutory, equitable or legal, foreseen or unforeseen, known or unknown, matured or unmatured that the Hayman Releasors have, may have or might claim to have against the Company Releasees through the date hereof in connection with the 2008 Annual Meeting.

     3.5 Amendment.

          This Agreement may be amended only by an agreement in writing executed by the parties hereto.

     3.6 Notices.

          All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

         If to the Company:
             ExpressJet Holdings, Inc.

             700 North Sam Houston Parkway West, Suite 200
             Houston, Texas 77067
             Attention:  Chief Executive Officer
             Facsimile:  832-353-1144

          With a copy to:

               ExpressJet Holdings, Inc.
               700 North Sam Houston Parkway West, Suite 200
               Houston, Texas 77067
               Attention:  General Counsel
               Facsimile:  832-353-1141

          If to the Hayman Parties:
               Hayman Advisors, L.P.,
               2626 Cole Avenue, Suite 200
               Dallas, Texas 75204
               Attention:  General Counsel
               Facsimile:  214-347-8051

          With a copy to:
               Michael A. Schwartz
               Willkie Farr & Gallagher LLP
               787 Seventh Avenue
               New York, New York 10019
               Facsimile:  212-728-8111

     3.7 Governing Law.

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     3.8 Further Assurances.

          Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by any other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

     3.9 Third-Party Beneficiaries.

          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     3.10 Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

     3.11 Counterparts.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

                              ExpressJet Holdings, Inc.


                              By: /s/ Scott R. Peterson
                                 -----------------------------------------------
                              Name:  Scott R. Peterson
                                   ---------------------------------------------
                              Title: Vice President and Secretary
                                    --------------------------------------------



                              --------------------------------------------------
                              J. Kyle Bass

                              Hayman Investments, L.L.C.


                              By: /s/ J. Kyle Bass
                                 -----------------------------------------------
                              Name:  J. Kyle Bass
                                   ---------------------------------------------
                              Title: Managing Member
                                    --------------------------------------------

                              Hayman Advisors, L.P.
                              By: Hayman Investments, L.L.C., its General
                              Partner

                              By: /s/ J. Kyle Bass
                                 -----------------------------------------------
                              Name:  J. Kyle Bass
                                   ---------------------------------------------
                              Title: Managing Member
                                    --------------------------------------------


                              Hayman Capital Master Fund, L.P.
                              By: Hayman Advisors, L.P. its General Partner

                              By: Hayman Investments, L.L.C., its General
                              Partner

                              By: /s/ J. Kyle Bass
                                 -----------------------------------------------
                              Name:  J. Kyle Bass
                                   ---------------------------------------------
                              Title: Managing Member
                                    --------------------------------------------

                                   Schedule A

                                  Press Release
                                  -------------


EXPRESSJET AND HAYMAN ADVISORS ANNOUNCE AGREEMENT REGARDING POTENTIAL PROXY CONTEST

HOUSTON, March 17, 2008 -- ExpressJet Holdings, Inc. (NYSE: XJT) and Hayman Investments, L.L.C., Hayman Advisors, L.P., Hayman Capital Master Fund, L.P., and J. Kyle Bass jointly announced today that they have reached an agreement regarding the potential proxy contest pertaining to the election of directors to ExpressJet's board of directors at the 2008 annual meeting of stockholders. ExpressJet and Hayman Advisors have determined that the company's stockholders will be better served by resolving this matter well in advance of the May meeting and working together going forward.

     As part of the agreement, ExpressJet will increase the size of its board from 8 to 9 directors and appoint as a new director Andrew N. Jent, one of the candidates that Hayman Advisors had previously announced it would be nominating. Mr. Jent will be appointed to the newly created vacancy in Class II of the board, with a term expiring at the 2009 annual meeting of stockholders. The company's original slate of the following continuing directors in Class I of the board will be voted on at the 2008 annual meeting of stockholders: Patrick Kelly, James B. Ream and Bonnie S. Reitz.

     In addition, ExpressJet agreed that if Hayman Advisors gives written notice prior to September 2008 that it wishes to nominate an additional director to the board, then the company will increase the size of the board further from 9 to 10 directors and appoint as a new director William F. Loftus, the other nominee previously announced by Hayman Advisors. Mr. Loftus would serve as a Class III director with a term expiring at the 2010 annual meeting of stockholders. At the same time that Mr. Jent joins the board, ExpressJet will engage the LoftusGroup LLC, of which Mr. Loftus is the principal, to provide consulting services to the company, and Mr. Loftus will be authorized to attend all board meetings as an observer.

     ExpressJet will file a Form 8-K with the Securities and Exchange Commission describing the agreement with Hayman Advisors, announcing the appointment of Mr. Jent to the board, and providing other appropriate disclosure. Hayman Advisors will file an amendment to its Schedule 13D, immediately cease efforts related to any proxy solicitation, and withdraw its own nominations to the company's board for the 2008 annual meeting.

     "We are pleased that we were able to reach this agreement and avoid a disruptive proxy contest," said George R. Bravante, Jr., the company's Chairman of the Board. "We have always sought to maintain an open dialogue with our stockholders and are prepared to have a continuing dialogue with them. We welcome Andy Jent and Bill Loftus to our board and look forward to their contributions. Our board is well aware of the challenges we face and is actively engaged in addressing those challenges."

     Speaking on behalf of Hayman Advisors, Andy Jent stated, "We continue to believe that ExpressJet remains uniquely positioned and look forward to working with Mr. Bravante and the rest of the board to ensure that the corporate strategy is designed to maximize shareholder value."

     Prior to joining Hayman Advisors in January 2008 as President, Andy Jent (age 38) was a Principal at CXO, LLC, an international crisis management and turnaround firm. Mr. Jent brings more than 17 years of experience in developing and implementing appropriate strategies designed to maximize corporate value including corporate turnarounds, financial reorganizations and asset sales, and advisory and interim management engagements. Additionally, Mr. Jent has held positions of responsibility with portfolio companies of several leading private equity firms, including Hicks Muse, Warburg Pincus, Willis Stein, Fleet Equity Partners, and Burr Egan Deleage. Mr. Jent earned his Bachelor's Degree in Business Administration with an emphasis in Finance from Texas Christian University.

     Bill Loftus (age 69) currently serves as a Managing Director for the LoftusGroup LLC, a management and consulting firm. Prior to founding the LoftusGroup in 1999, he held senior executive positions in several Fortune 100 companies, and served as Senior Vice President and Chief Financial Officer of USAir Inc. His recent consultant assignments have included positions as Chief Executive Officer, Chief Financial Officer and Chief Restructuring Officer in numerous situations, including serving as Executive Vice President and Chief Financial Officer for Hawaiian Airlines. Mr. Loftus earned degrees from Yale University (BA), University of Michigan Law School (JD), New York University Law School (LLM) and Harvard Business School (CFM).

EXPRESSJET BACKGROUND

ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC. ExpressJet Airlines serves 175 destinations in North America and the Caribbean with approximately 1,500 departures per day. Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States. ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States. For more information, visit http://www.expressjet.com.

Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in these forward-looking statements. Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to: the company's continued dependence on Continental for the majority of its revenue; Continental's ability to terminate the capacity purchase agreement with the company; potential loss of access to aircraft, facilities and regulatory authorizations, as well as any airport-related services that Continental currently provides to ExpressJet; ExpressJet's new operations are less profitable than historical results; competitive responses to the company's branded entry into new markets; certain tax matters; reliance on technology and third-party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; and competition and industry conditions. Additional information concerning risk factors that could affect the company's actual results are described in its filings with the Securities and Exchange Commission, including its 2006 annual report on Form 10-K. The events described in the forward-looking statements might not occur or might occur to a materially different extent than described herein. The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-------------

Promptly after filing its definitive 2008 Proxy Statement for the Annual Meeting with the SEC, the Company will mail the definitive 2008 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ THE 2008 PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the 2008 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC's website at http://www.sec.gov, at the Company's website at http://www.expressjet.com or by contacting Kristy Nicholas at (832) 353-1409.


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